Macy’s, Inc. Reports Second Quarter 2022 Results and Updates Guidance

Quarterly net sales and earnings exceeded expectations

Comparable sales down 1.5% on an owned basis and down 1.6% on an owned-plus-licensed basis

Diluted EPS of $0.99 and Adjusted diluted EPS of $1.00

Lowers full-year sales and EPS guidance to incorporate risks related to increased macroeconomic pressures

NEW YORK—August 23, 2022— Macy’s, Inc. (NYSE: M) today reported financial results for the second quarter of 2022 and updated its annual guidance.

“During the second quarter, we delivered solid results, despite the challenging environment,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “Our teams have consistently responded to the dynamic landscape with disciplined, data-driven actions to ensure the health and stability of our business. We believe that we are well positioned to respond to changing consumer behaviors. Despite inflationary pressures, consumers continued to shop Macy's as a style source and leading gifting destination. Additionally, Bloomingdale's and Bluemercury captured demand for luxury brands, resulting in both nameplates outperforming in the quarter."

“Over the past two years, our Polaris strategy has made us faster and more agile, which has been essential to navigate rapidly changing consumer trends and macro conditions. We expect to come out of this uncertain period in a strong position with a healthy balance sheet, new capabilities and a talented team ready to capture renewed demand,” Gennette continued.

Second Quarter Highlights

Comparisons are to second quarter 2021 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance given the impact of the pandemic.

•	Diluted earnings per share of $0.99 and Adjusted diluted earnings per share of $1.00.
o	This compares to diluted earnings per share of $1.08 and Adjusted diluted earnings per share of $1.29 in the second quarter of 2021.
o	This compares to diluted earnings per share and Adjusted diluted earnings per share of $0.28 in the second quarter of 2019.

•	Comparable sales down 1.5% on an owned basis and down 1.6% on an owned-plus-licensed basis; up 4.3% and 4.4%, respectively, versus the second quarter of 2019.

•	Digital sales decreased 5% year-over-year while increasing 37% versus the second quarter of 2019.
o	Digital penetration was 30% of net sales, a 2-percentage point decline from the second quarter of 2021, but 8-percentage points higher than the second quarter of 2019.

•	Highlights of the company's nameplates include:
o	Macy’s comparable sales were down 2.9% on an owned basis and down 2.8%, on an owned-plus-licensed basis.

▪	43.9 million active customers shopped the Macy’s brand, on a trailing twelve-month basis, a 7% increase compared to the prior year.
▪	Star Rewards program members made up approximately 70% of the total Macy's brand owned-plus-licensed sales on a trailing twelve-month basis, up approximately 5 percentage points versus the prior year.
▪	The company continued to see strength in occasion-based categories, including career and tailored sportswear, fragrances, shoes, dresses and luggage.
o	Bloomingdale’s comparable sales on an owned basis were up 8.8% and on an owned-plus-licensed basis were up 5.8%.
▪	4.0 million active customers shopped the Bloomingdale’s brand, on a trailing twelve-month basis, a 14% increase over the prior year.
▪	Results were driven by strength across women’s, men’s and kid’s contemporary and dressy apparel as well as luggage.
o	Bluemercury comparable sales were up 7.6% on an owned and owned-plus-licensed basis.
▪	Approximately 700,000 active customers shopped the Bluemercury brand, on a trailing twelve-month basis, a 9% increase over the prior year.

•	Inventory turnover, on a trailing twelve-month basis, was relatively flat to 2021 and improved 15% over 2019.
o

Inventory was up 7% year-over-year and down 8% versus 2019, reflecting disciplined inventory management in an environment of continued supply chain volatility. Where it had flexibility, the company cut receipts to manage inventory levels in line with consumer demand. However, in certain categories inventory levels remain elevated due to reduced year-over-year sell-throughs since Father's Day driven by the industry-wide levels of excess inventory and a slowdown in consumer discretionary spend.

o

The company is targeting appropriate inventory levels by the end of the year and will continue to flow fresh product in those categories in which customers are signaling demand. Simultaneously, the company is taking the required markdowns to clear aged inventory, in seasonal goods, private brand merchandise and pandemic-related categories, such as active, casual sportswear, sleepwear, and soft home.

•	Gross margin for the quarter was 38.9%, down from 40.6% in the second quarter of 2021.
o

Merchandise margin degradation was driven by a year-over-year increase in permanent markdowns within the Macy’s brand, largely driven by pandemic-related categories, seasonal goods and private brand merchandise.

o	Delivery expense as a percent of net sales increased 10 basis points, driven largely by higher fuel costs.

•	Selling, general and administrative (“SG&A”) expense of $1.98 billion, a $83 million increase.
o

SG&A expense as a percent of sales was 35.4%, a deterioration of 180 basis points compared to the second quarter of 2021 and an improvement of 390 basis points compared to the second quarter of 2019. The improvement versus 2019 is a result of the cost savings achieved through the 2020 Polaris restructurings.

o	The prior year quarter benefited from a significant number of open positions due to the tight labor market. The positions have since largely been filled.
o

As of May 1, 2022, all store and distribution colleagues are now at a minimum wage base of $15 or above. The company is adjusting colleague compensation to remain a competitive and attractive employer of choice, while simultaneously remaining disciplined in its SG&A productivity efforts.

•	Net credit card revenue of $204 million, up $7 million.
o	Represented 3.6% of sales, 10 basis points higher than the prior year period.

o	Performance driven by better-than-expected bad debt levels, larger balances within the portfolio as well as higher than expected spend on co-brand credit cards.

Financial Highlights

All amounts in millions except percentages and per share figures	Second Quarter
	2022	2021
Net sales	$5,600	$5,647
Comparable Sales
Owned	(1.5%)
Owned plus licensed	(1.6%)
Net Income	$275	$345
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$614	$753
Diluted earnings per share (EPS)	$0.99	$1.08
Adjusted Net income	$277	$411
Adjusted EBITDA	$616	$836
Adjusted Diluted EPS	$1.00	$1.29

2022 Guidance

The company's lower outlook for the remainder of the year incorporates the risk it sees in the continued deterioration of consumer discretionary spending in some of its categories and the level of inventory within the industry, as well as risks associated with a more pronounced macro downturn. This outlook reflects a careful view of the impacts of the pressures faced by the consumer and those placed on the business given the weakening macroenvironment. Additionally, the company's outlook incorporates the markdowns and promotions it anticipates needing to liquidate aged inventory and further reduce the merchandise category stock to sales imbalances by the end of the year. The full update to guidance can be found in the presentation posted to macysinc.com/investors.

	Guidance as of August 23, 2022	Guidance as of May 26, 2022
Net sales	$24,340 million to $24,580 million	$24,460 million to $24,700 million
Adjusted EBITDA as a percent of sales	Approximately 10.5%	11.2% - 11.7%
Adjusted diluted earnings per share*	$4.00 - $4.20	$4.53 - $4.95

* Adjusted diluted EPS does not consider the impact of any potential future share repurchases associated with the company’s current share repurchase authorization.

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its second quarter 2022 sales and earnings will be held today (August 23, 2022) at 8:00 a.m. EDT.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 7131743. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, labor shortages, the amount and timing of future dividends and share repurchases and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 29, 2022. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media - Chris Grams

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended July 30, 2022		13 Weeks Ended July 31, 2021
		% to		% to
	$	Net sales	$	Net sales

Net sales	$5,600		$5,647

Credit card revenues, net	204	3.6%	197	3.5%

Cost of sales	(3,422)	(61.1%)	(3,353)	(59.4%)

Selling, general and administrative expenses	(1,981)	(35.4%)	(1,898)	(33.6%)

Gains on sale of real estate	—	0.0%	6	0.1%

Impairment, restructuring and other costs	(2)	(0.0%)	(2)	(0.0%)

Operating income	399	7.1%	597	10.6%

Benefit plan income, net	7		17

Settlement charges	—		(81)

Interest expense, net	(42)		(80)

Losses on early retirement of debt	—		(3)

Income before income taxes	364		450

Federal, state and local income tax expense (Note 2)	(89)		(105)

Net income	$275		$345

Basic earnings per share	$1.01		$1.11

Diluted earnings per share	$0.99		$1.08

Average common shares:
Basic	271.1		312.4
Diluted	277.4		318.6

End of period common shares outstanding	271.1		312.5

Supplemental Financial Measures:
Gross Margin (Note 3)	$2,178	38.9%	$2,294	40.6%
Depreciation and amortization expense	$208		$220

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	26 Weeks Ended July 30, 2022		26 Weeks Ended July 31, 2021
		% to		% to
	$	Net sales	$	Net sales

Net sales	$10,948		$10,353

Credit card revenues, net	395	3.6%	356	3.4%

Cost of sales	(6,652)	(60.8%)	(6,242)	(60.3%)

Selling, general and administrative expenses	(3,861)	(35.3%)	(3,646)	(35.2%)

Gains on sale of real estate	42	0.4%	12	0.1%

Impairment, restructuring and other costs	(10)	(0.1%)	(21)	(0.2%)

Operating income	862	7.9%	812	7.8%

Benefit plan income, net	14		32

Settlement charges	—		(81)

Interest expense, net	(89)		(159)

Losses on early retirement of debt	(31)		(14)

Income before income taxes	756		590

Federal, state and local income tax expense (Note 2)	(195)		(142)

Net income	$561		$448

Basic earnings per share	$2.02		$1.44

Diluted earnings per share	$1.97		$1.41

Average common shares:
Basic	277.3		312.0
Diluted	284.1		318.6

End of period common shares outstanding	271.0		312.5

Supplemental Financial Measures:
Gross Margin (Note 3)	$4,296	39.2%	$4,111	39.7%
Depreciation and amortization expense	$413		$444

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)

(millions)

	July 30, 2022	January 29, 2022	July 31, 2021

ASSETS:

Current Assets:

Cash and cash equivalents	$300	$1,712	$2,137

Receivables	219	297	221

Merchandise inventories	4,610	4,383	4,298

Prepaid expenses and other current assets (Note 4)	387	366	955

Total Current Assets	5,516	6,758	7,611

Property and Equipment – net	5,656	5,665	5,713

Right of Use Assets	2,715	2,808	2,819

Goodwill	828	828	828

Other Intangible Assets – net	433	435	436

Other Assets	1,194	1,096	1,010

Total Assets	$16,342	$17,590	$18,417

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt	$—	$—	$1,546

Merchandise accounts payable	2,290	2,222	2,476

Accounts payable and accrued liabilities	2,395	3,086	2,660

Income taxes	23	108	18

Total Current Liabilities	4,708	5,416	6,700

Long-Term Debt	2,995	3,295	3,295

Long-Term Lease Liabilities	3,008	3,098	3,096

Deferred Income Taxes	948	983	913

Other Liabilities	1,152	1,177	1,267

Shareholders' Equity	3,531	3,621	3,146

Total Liabilities and Shareholders’ Equity	$16,342	$17,590	$18,417

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)

(millions)

	26 Weeks Ended July 30, 2022	26 Weeks Ended July 31, 2021
Cash flows from operating activities:
Net income	$561	$448
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	10	21
Settlement charges	—	81
Depreciation and amortization	413	444
Benefit plans	10	19
Stock-based compensation expense	30	22
Gains on sale of real estate	(42)	(12)
Deferred income taxes	(38)	(36)
Amortization of financing costs and premium on acquired debt	5	14
Changes in assets and liabilities:
Decrease in receivables	78	55
Increase in merchandise inventories	(227)	(525)
Increase in prepaid expenses and other current assets	(28)	(41)
Increase in merchandise accounts payable	100	647
Decrease in accounts payable and accrued liabilities	(455)	(78)
Increase (decrease) in current income taxes	(72)	12
Change in other assets and liabilities	(42)	(106)
Net cash provided by operating activities	303	965
Cash flows from investing activities:
Purchase of property and equipment	(378)	(142)
Capitalized software	(204)	(88)
Disposition of property and equipment	73	34
Other, net	(6)	52
Net cash used by investing activities	(515)	(144)
Cash flows from financing activities:
Debt issued	850	500
Debt issuance costs	(21)	(9)
Debt repaid	(1,140)	(518)
Debt repurchase premium and expenses	(29)	(15)
Dividends paid	(87)	—
Decrease in outstanding checks	(172)	(318)
Acquisition of treasury stock	(601)	—
Net cash used by financing activities	(1,200)	(360)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,412)	461
Cash, cash equivalents and restricted cash beginning of period	1,715	1,754
Cash, cash equivalents and restricted cash end of period	$303	$2,215

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

As a result of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended July 30, 2022 and July 31, 2021 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

The income tax expense of $89 million and $195 million, or 24% and 26% of pretax income, for the 13 and 26 weeks ended July 30, 2022, respectively, and income tax expense of $105 million and $142 million, or 23% and 24% of pretax income, for the 13 and 26 weeks ended July 31, 2021, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21%.  The income tax effective rates for the 13 and 26 weeks ended July 30, 2022 and July 31, 2021 were impacted primarily by the effect of state and local taxes.

(3)	Gross margin is defined as net sales less cost of sales.

(4)	Prepaid expenses and other current assets as of July 31, 2021 included an income tax receivable of $520 million.

(5)	Restricted cash of $3 million and $78 million have been included with cash and cash equivalents for the 26 weeks ended July 30, 2022 and July 31, 2021, respectively.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted EBITDA, diluted earnings per share and comparable sales on an owned plus licensed basis to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	Comparable Sales vs. 13 Weeks Ended July 31, 2021

	Macy's, Inc.	Macy's	Bloomingdale's	Bluemercury

Increase (decrease) in comparable sales on an owned basis (Note 6)	(1.5%)	(2.9%)	8.8%	7.6%

Impact of departments licensed to third parties (Note 7)	(0.1%)	0.1%	(3.0%)	0.0%

Increase (decrease) in comparable sales on an owned plus licensed basis	(1.6%)	(2.8%)	5.8%	7.6%

	Comparable Sales vs. 26 Weeks Ended July 31, 2021

	Macy's, Inc.	Macy's	Bloomingdale's	Bluemercury

Increase in comparable sales on an owned basis (Note 6)	5.1%	3.4%	17.8%	15.3%

Impact of departments licensed to third parties (Note 7)	(0.2%)	(0.3%)	(2.2%)	0.0%

Increase in comparable sales on an owned plus licensed basis	4.9%	3.1%	15.6%	15.3%

Comparable Sales vs. 13 Weeks Ended August 3, 2019

Macy's Inc.

Increase in comparable sales on an owned basis (Note 6)	4.3%

Impact of departments licensed to third parties (Note 7)	0.1%

Increase in comparable sales on an owned plus licensed basis	4.4%

Notes:

(6)

Represents the period-to-period percentage change in net sales from stores in operation during the 13 and 26 weeks ended July 30, 2022, the 13 and 26 weeks ended July 31, 2021 and the 13 weeks ended August 3, 2019. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(7)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•	Adjusted net income is reconciled to GAAP net income.
•	Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended July 30, 2022	13 Weeks Ended July 31, 2021

Net income	$275	$345

Interest expense, net	42	80

Losses on early retirement of debt	—	3

Federal, state and local income tax expense	89	105

Depreciation and amortization	208	220

EBITDA	614	753

Impairment, restructuring and other costs	2	2

Settlement charges	—	81

Adjusted EBITDA	$616	$836

	26 Weeks Ended July 30, 2022	26 Weeks Ended July 31, 2021

Net income	$561	$448

Interest expense, net	89	159

Losses on early retirement of debt	31	14

Federal, state and local income tax expense	195	142

Depreciation and amortization	413	444

EBITDA	1,289	1,207

Impairment, restructuring and other costs	10	21

Settlement charges	—	81

Adjusted EBITDA	$1,299	$1,309

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended July 30, 2022		13 Weeks Ended July 31, 2021		13 Weeks Ended August 3, 2019
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share

As reported	$275	$0.99	$345	$1.08	$86	$0.28

Impairment, restructuring and other costs	2	0.01	2	0.01	2	—

Settlement charges	—	—	81	0.25	—	—

Losses on early retirement of debt	—	—	3	0.01	—	—

Income tax impact of certain items identified above	—	—	(20)	(0.06)	—	—

As adjusted to exclude certain items above	$277	$1.00	$411	$1.29	$88	$0.28

	26 Weeks Ended July 30, 2022		26 Weeks Ended July 31, 2021
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share

As reported	$561	1.97	$448	$1.41

Impairment, restructuring and other costs	10	0.04	21	0.07

Settlement charges	—	—	81	0.25

Losses on early retirement of debt	31	0.11	14	0.04

Income tax impact of certain items identified above	(10)	(0.04)	(27)	(0.09)

As adjusted to exclude certain items above	$592	$2.08	$537	$1.68